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                                                                       EXHIBIT 1

          Littlejohn Fund II, L.P.         Quilvest American Equity Ltd.
          115 East Putnam Avenue           c/o Three Cities Research, Inc.
          Greenwich, CT 06830              650 Madison Avenue
                                           New York, NY 10022


                                                      February 21, 2001

Board of Directors of
Pameco Corporation
651 Corporate Circle
Suite 200
Golden, CO 80401

Gentlemen:

               You have requested that Littlejohn Fund II, L.P. ("Littlejohn") and Quilvest American Equity Ltd. (together with Littlejohn, the "Buyers"), provide a second extension of time for you to consider our proposal to acquire all of the outstanding shares of common stock of Pameco Corporation (the "Company"), as such proposal is set forth in Buyers' letter to you dated January 16, 2001 (the "Bid Letter"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Bid Letter.

               Buyers hereby extend to 5:00 p.m. New York City time on March 2, 2001, the time by which you must accept our proposal contained in the Bid Letter. With the exception of the extension provided hereby, our proposal, and the conditions thereto, remains as set forth in the Bid Letter.

               As we did with regard to the Bid Letter and Buyer's letter to you dated February 7, 2001 extending the time for your consideration of the Bid Letter, we plan to amend our Schedule 13D on file with the Securities and Exchange Commission to disclose that we have again extended the time by which you must accept our proposal. We will attach a copy of this letter to such amendment. We anticipate filing such amended Schedule 13D on or promptly after the date hereof.
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               Any questions concerning this letter or the Bid Letter should be directed to Angus C. Littlejohn, Jr. at (203) 552-3500.

                                        Very truly yours,

                                        LITTLEJOHN FUND II, L.P.
                                        By:  Littlejohn Associates II, L.L.C.,
                                             General Partner

                                             By: /s/ Harry F. Weyher, III
                                                -------------------------------
                                                Name:  Harry F. Weyher, III
                                                Title: Manager

                                        QUILVEST AMERICAN EQUITY LTD.


                                        By: /s/ Willem F.P. deVogel
                                           ____________________________________
                                           Name: Willem F.P. deVogel
                                           Title: Attorney-in-Fact